EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
AXT, INC.

Morris S. Young and Donald L. Tatzin certify that:

1.             They are the duly elected and acting President and Secretary, respectively, of AXT, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Sections 228 and 242 thereof, DO HEREBY CERTIFY:

2.             That the amendment to the Corporation’s Restated Certificate of Incorporation set forth in the following resolution has been approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

“RESOLVED, that the first Paragraph of the FOURTH Article of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH:

STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock.”  The total number of shares of Preferred Stock the Corporation shall have authority to issue is 2,000,000, $.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 70,000,000, $.001 par value per share.  The shares of Preferred Stock shall initially be undesignated as to series.”

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed on behalf of the Corporation by its President and attested by Donald L. Tatzin, its Secretary, this 24th day of May, 2001.

AXT, INC.

		By:	/s/ Morris S. Young
Morris S. Young, President

ATTEST:

By:	/s/ Donald L. Tatzin
Donald L. Tatzin, Secretary